Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

SIGNING DAY SPORTS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1) (2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees To be Paid	Equity	Common Stock, par value $0.0001 per share	Other(3)	2,276,250	$0.1325	$301,603	0.00014760	$44.52
	Total Offering Amounts			2,276,250		$301,603		$44.52
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$44.52

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock, par value $0.0001 per share (“common stock”), as may be issued or issuable because of stock splits, stock dividends and similar transactions.

(2)	Represents (i) 2,250,000 additional shares of common stock available for issuance under the Signing Day Sports, Inc. Amended and Restated 2022 Equity Incentive Plan (the “Amended and Restated Plan”), and (ii) 26,250 shares of common stock that were previously issued as restricted stock awards under the Amended and Restated Plan, but which were forfeited and returned to the Amended and Restated Plan in accordance with the terms of the Amended and Restated Plan.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act based upon the average of the high and low sale prices of the common stock on September 18, 2024, as reported on the NYSE American LLC.